Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated May 8, 2006
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PYM2

Principal Amount (in Specified Currency): $280,000,000
Issue Price: 100%
Trade Date: May 8, 2006
Original Issue Date: May 11, 2006
Stated Maturity Date: May 14, 2007

Initial Interest Rate: The Federal Funds Rate with respect to May 11, 2006 plus 0.04%
Interest Payment Period: Quarterly
Interest Payment Dates: August 14, 2006, November 14, 2006, February 14, 2007 and at Maturity

Net Proceeds to Issuer: $279,972,000
Agent's Discount or Commission: 0.01%
Agents: Loop Capital Markets LLC
		   Merrill Lynch, Pierce, Fenner & Smith Incorporated
Agents' Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note
	Fixed Interest Rate:
	Fixed Rate Commencement Date:
[ ] Other Floating Rate Note (see attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[X] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[ ] LIBOR Telerate/Page:
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If 7052:
	[ ] Week
	[ ] Month

Spread (+/-): +0.04%
Spread Multiplier: Not Applicable
Index Maturity: Not Applicable
Index Currency: Not Applicable
Maximum Interest Rate: Not Applicable
Minimum Interest Rate: Not Applicable

Initial Interest Reset Date: May 12, 2006
Interest Rate Reset Period: Daily
Interest Reset Dates: Each Business Day
Interest Determination Date: The same Business Day as the related
Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[X] Following
	[ ] Modified Following

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated


ADDITIONAL TERMS OF THE NOTES

Interest

       Notwithstanding anything contained in this Pricing Supplement or the Prospectus Supplement to the contrary, the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the Stated Maturity Date) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date).

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated April 26, 2006 and an Appointment Agreement
Confirmation dated May 8, 2006 (collectively, the "Appointment
Agreement") between TMCC and Loop Capital Markets LLC ("Loop
Capital"), Loop Capital, acting as principal, has agreed to purchase and TMCC has agreed to sell $140,000,000 in principal amount of the Notes at 99.99% of their principal amount.

	Under the terms of and subject to the conditions of a terms agreement under the Third Amended and Restated Distribution Agreement dated March 7, 2006 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation (the "Distribution Agreement"), Merrill Lynch, acting as principal, has agreed to purchase and TMCC has agreed to sell $140,000,000 in principal amount of the Notes at 99.99% of their principal amount.

	Loop Capital and Merrill Lynch may each resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

	Under the terms and conditions of the Appointment Agreement and the Distribution Agreement, the obligations of Loop Capital and Merrill Lynch to purchase the Notes are several and not joint, and in the event of a default by any of Loop Capital or Merrill Lynch, TMCC will issue the notes to the other dealer and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Appointment Agreement and the Distribution Agreement, each of Loop Capital and Merrill Lynch is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation are taken.